UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 23, 2013

HANSEN MEDICAL, INC.
(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road
Mountain View, California 94043
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 23, 2013, we amended and restated our Loan and Security Agreement (the “Amended Loan Agreement”) with White Oak Global Advisors, LLC, as a lender (“Lender”) and as collateral agent for the lenders thereunder (“Lenders”), pursuant to which the parties have agreed to certain modifications to the Loan and Security Agreement dated July 9, 2013 (the “Existing Loan Agreement”), including: (i) the exclusion of any of our intellectual property from the first priority security interest granted in connection with the Amended Loan Agreement provided that we may not grant a lien on such intellectual property to third parties; (ii) a reduction in the facility fee from $990,000 to $660,000 payable by us to the Lenders; and (iii) decreased prepayment fees of (a) 3.5% of the principal amount of the loan prepaid if our prepayment is made on or before the third anniversary of the funding of the loan or (b) 1.00% of the principal amount of the loan prepaid if our prepayment is made after the fourth anniversary of the funding of the loan, as compared to prepayments fees under the Existing Loan Agreement of (1) 5.00% of the principal amount of the loan prepaid if our prepayment was made on or before the first anniversary of the funding of the loan or if an event of default exists; (2) 4.00% of the principal amount of the loan prepaid if our prepayment was made after the first anniversary of the funding of the loan but on or before the second anniversary of the funding of the loan; (3) 3.00% of the principal amount of the loan prepaid if our prepayment was made after the second anniversary of the funding of the loan but on or before the third anniversary of the funding of the loan; (4) 2.00% of the principal amount of the loan prepaid if our prepayment was made after the third anniversary of the funding of the loan but on or before the fourth anniversary of the funding of the loan; or (5) 1.00% of the principal amount of the loan prepaid if our prepayment was made after the fourth anniversary of the funding of the loan.

The Amended Loan Agreement funded on August 23, 2013 (the “Funding Date”). We previously entered into a Loan and Security Agreement with Silicon Valley Bank and Oxford Finance LLC (together, the “Prior Lenders”) on December 8, 2011 (the “Prior Loan Agreement”). On the Funding Date, payments of approximately $31.3 million to the Prior Lenders from the Loan proceeds were made to satisfy amounts due under the Prior Loan Agreement, including an aggregate of $1.2 million of prepayment fees and final interest payments, and the Prior Loan Agreement has been retired in its entirety. Following the repayment of the Prior Loan Agreement, we no longer have any obligations under the Prior Loan Agreement and there are no further encumbrances on our assets by Prior Lenders pursuant to such Prior Loan Agreement.

The description of the Amended Loan Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2013.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the termination of the Prior Loan Agreement is incorporated by reference herein.

Item 8.01. Other Events.

On August 26, 2013, we issued a press release announcing the entry into, and funding of, the Amended Loan Agreement described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release titled “Hansen Medical Closes Amended $33 Million Interest-Only Debt Facility Through 2017” dated as of August 26, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: August 26, 2013	/s/ Peter J. Mariani
Peter J. Mariani
Chief Financial Officer